UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 4, 2005
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

Accelerated Share Repurchase Transaction

In accordance with its previously announced expectation, on March 4, 2005, PG&E Corporation entered into accelerated share repurchase arrangements with Goldman, Sachs & Co. (GS&Co.) under which PG&E Corporation has repurchased approximately 29.5 million shares of its outstanding common stock at an initial price of $35.60 per share and an aggregate price of approximately $1.050 billion (in each case exclusive of commissions).  The repurchase will be funded from available cash on hand.  The repurchased shares will be retired.

Under the terms of the arrangements, certain additional payments are required by both PG&E Corporation and GS&Co.  Most significantly, PG&E Corporation may receive from, or be required to pay, GS&Co. a price adjustment based on the daily volume weighted average market price (VWAP) of PG&E Corporation common stock over a period of approximately six months.  Any additional payments that PG&E Corporation must make can be settled, at PG&E Corporation’s option, in cash, in shares of its common stock, or a combination of the two.

GS&Co. may terminate the transaction (i) in the event of a default by PG&E Corporation under the accelerated share repurchase arrangements (which would include the acceleration of certain other PG&E Corporation indebtedness in a principal amount in excess of $75 million), (ii) on the day before any ex-dividend date of a PG&E Corporation dividend that occurs after April 15, 2005, and (iii) in certain other circumstances.  In the event of termination in connection with an ex-dividend date, PG&E Corporation and GS&Co. may elect to enter into a new agreement to complete the original transaction although the price adjustment based on the to-date VWAP and certain other amounts would become payable.  Upon an early termination (other than when a new agreement is executed to complete the original transaction), PG&E Corporation would be required to compensate GS&Co. for losses it incurred in connection with the accelerated share repurchase transaction.

Any shares that PG&E Corporation issues in the future in connection with an early termination of the transaction or to compensate GS&Co. for any additional amounts due under the accelerated share repurchase arrangements would increase the number of shares outstanding at the time of issuance.  In addition, until the transaction is completed or terminated, generally accepted accounting principles require PG&E Corporation to assume that it will issue shares to settle any obligation to GS&Co.   PG&E Corporation must calculate the number of shares that would be required to satisfy the obligation upon completion of the transaction based on the market price of PG&E Corporation common stock at the end of a quarterly or year-end reporting period.  The number of shares PG&E Corporation must treat as having been issued to settle such obligation would be included in the number of shares outstanding for purposes of calculating PG&E Corporation’s fully diluted earnings per share for that reporting period.

GS&Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for PG&E Corporation and its affiliates, including entering into previous accelerated share repurchase arrangements and acting as a lender under PG&E Corporation’s credit agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 regarding PG&E Corporation’s undertaking of an accelerated share repurchase is hereby incorporated into Item 2.03(b) by reference.

Item 8.01 - Other Events

A.  Notice of Redemption of Pacific Gas and Electric Company’s (Utility) Floating Rate First Mortgage Bonds

On March 1, 2005, pursuant to the Utility’s instruction, the trustee under the indenture for the Utility’s Floating Rate First Mortgage Bonds due 2006 provided notice that $600 million aggregate principal amount of Floating Rate First Mortgage Bonds would be redeemed on April 3, 2005.  As previously disclosed, on February 24, 2005, the Utility defeased $600 million aggregate principal amount of Floating Rate First Mortgage Bonds by irrevocably depositing the redemption funds with the trustee to be held in escrow until the redemption date. The bonds to be redeemed will be selected from all Floating Rate First Mortgage Bonds due 2006 in accordance with the procedures of The Depository Trust Company.   The principal aggregate amount of Floating Rate First Mortgage Bonds that remains outstanding is $200 million.

B.  Credit Rating Agency Actions

On March 3, 2005, Moody’s Investors Service (Moody’s) announced that it had upgraded its issuer credit rating on the Utility to Baa1 from Baa3 and assigned a Baa3 issuer rating to PG&E Corporation.  The Utility’s other ratings that have been upgraded by Moody’s are:

  First mortgage bonds, secured pollution control bonds, and secured bank loan agreement to Baa1 from Baa2;
  Preferred stock to Baa3 from Ba2;
  Shelf registration for the issuance of First Mortgage Bonds to (P)Baa1 from (P)Baa2, and
  The issuance of senior unsecured debt to (P)Baa1 from (P)Baa3.

Moody’s also assigned a rating of Baa3 to PG&E Corporation’s $200 million unsecured bank revolving credit facility.  Moody’s stated that its rating outlook is stable for the Utility and PG&E Corporation.

Moody’s stated that its upgrade reflects a number of recent positive developments, which collectively strengthen the Utility’s credit quality, including strong financial performance since the Utility emerged from bankruptcy in April 2004, prospective financial metrics that are consistent with the higher rating, the issuance of approximately $1.9 billion of energy reduction bonds in February 2005, the continuation of a more constructive regulatory environment, and the extinguishment of PG&E Corporation’s ownership in National Energy & Gas Transmission, Inc.   Moody’s also stated that its rating also considers numerous unresolved state and federal regulatory issues, as well as related litigation, and noted that there is some uncertainty concerning the regulatory framework that would result if the state reintroduces some form of direct access.

Moody’s also stated that its rating of the Utility’s senior secured debt is the same as its issuer rating because Moody’s anticipates that all of this debt will shortly become unsecured noting that the terms of the indenture for the First Mortgage Bonds provides for the release of collateral securing the debt after certain conditions are satisfied.

The First Mortgage Bonds, which were issued in March 2004, are secured by a lien on substantially all of the Utility's real property and certain tangible personal property related to the Utility's facilities. The indenture provides that the lien may be released on a date chosen by the Utility and specified in an order delivered by the Utility to the trustee (the “release date”), along with other documentation, including:

  Written evidence that the ratings assigned by Moody's and Standard & Poor’s Rating Service (S&P) on the     Utility's long-term unsecured debt obligations immediately after the release date would be at least equal to the initial ratings on the First Mortgage Bonds (BBB by S&P and Baa2 by Moody’s), and
  An officer’s certificate stating that the aggregate principal amount of debt secured by a lien on any principal property that would be outstanding immediately after the release date, excluding debt secured by specified liens, would not exceed 5% of the Utility's tangible net assets, as defined in the indenture.

As previously disclosed, on February 16, 2005, S&P upgraded its corporate credit rating on the Utility to BBB from BBB- and affirmed its BBB senior secured rating on the Utility’s First Mortgage Bonds.  In order to meet the condition specified in the indenture, the Utility would need to obtain from S&P and Moody's written confirmation before the anticipated release date that the Utility's long-term unsecured debt obligations immediately after the release date would be at least equal to BBB (S&P) and Baa2 (Moody’s).   If the lien is released, there will be no collateral securing the First Mortgage Bonds and the bonds will become the Utility's unsecured general obligations ranking pari passu with the Utility's other unsecured debt.  Under the indenture, the Utility has pledged that after the release date, it will not incur secured debt except for (i) debt secured by specified liens, and (ii) secured debt in an amount not exceeding 10% of the Utility's tangible net assets, as defined in the indenture.

As previously disclosed, the settlement agreement entered into among PG&E Corporation, the Utility and the California Public Utilities Commission (CPUC) to resolve the Utility’s Chapter 11 proceeding (Settlement Agreement), provides that the CPUC will set the Utility’s capital structure and authorized return on equity (ROE) in the Utility’s annual cost of capital proceedings in its usual manner; provided that, the authorized ROE shall not be less than 11.22% per year and the authorized equity ratio for ratemaking purposes shall not be less than 52% until the Utility’s long-term issuer credit ratings are at least A- from S&P or A3 from Moody's.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	Christopher P. Johns
Christopher P. Johns Senior Vice President, Chief Financial Officer and Controller
PACIFIC GAS AND ELECTRIC COMPANY

By:	Dinyar B. Mistry
Dinyar B. Mistry Vice President and Controller

Dated:  March 4, 2005